Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

AMERISOURCEBERGEN REPORTS
THIRD QUARTER FISCAL YEAR 2017 RESULTS
Revenues of $38.7 Billion for the Third Quarter, a 5 Percent Increase Year-Over-Year
Third Quarter GAAP Diluted EPS of $0.23 and Adjusted Diluted EPS of $1.43
Adjusted Diluted EPS Guidance Raised to $5.82 to $5.92 for Fiscal Year 2017

VALLEY FORGE, PA, August 3, 2017 - AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2017 third quarter ended June 30, 2017, revenue increased 4.9 percent to $38.7 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $0.23 for the June quarter of fiscal 2017, compared to $1.55 in the prior year quarter. Adjusted diluted EPS, which excludes items described below, increased 4.4 percent to $1.43 in the fiscal third quarter.

The Company is updating its outlook for fiscal year 2017. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2017 Expectations. Adjusted diluted EPS guidance has been raised from the previous expectation of $5.77 to $5.92 to a range of $5.82 to $5.92, reflecting growth of 4 percent to 5 percent versus last fiscal year.

“AmerisourceBergen continues to execute successfully in a dynamic marketplace. We are providing our customers with the highest quality pharmaceutical distribution services and the most innovative solutions to grow their businesses. For example, we are fully rolling out and implementing our innovative ABC Order platform - an ordering system designed by pharmacists for pharmacists that completely changes the way independent pharmacies manage their product orders. Early customer feedback on the platform has been extremely positive, with pharmacists citing ease of use and real-world business value,” said Steven H. Collis, Chairman, President and Chief Executive Officer of AmerisourceBergen. “Additionally, in the third quarter of the fiscal year, we continued to lead the market in specialty distribution, delivered strong growth across our Consulting Services, MWI Animal Health and World Courier businesses and effectively managed our operating expenses."

“As we move further into 2017 and look beyond to fiscal 2018, we are transforming the company to work even more seamlessly with customers, optimize our offerings and drive our corporate growth over the long term,” Mr. Collis continued. “We have great confidence in our broad portfolio of integrated services, the significant value we bring to our customers and our ability to enable access to healthcare products, ultimately improving the lives of patients. AmerisourceBergen is living our corporate purpose - we are united in our responsibility to create healthier futures - while continuing to drive and deliver long-term value for our shareholders.”

Third Quarter Fiscal Year 2017 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$38.7B	$38.7B
Gross Profit	$1.1B	$1.1B
Operating Expenses	$909M	$584M
Operating Income	$170M	$471M
Interest Expense, Net	$36M	$35M
Tax Rate	62.2%	27.0%
Diluted Shares Outstanding	222M	222M
Diluted Earnings Per Share	$0.23	$1.43

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP quarterly results as well as its adjusted (Non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to Non-GAAP reconciliations are presented. For more information related to Non-GAAP financial measures, please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables.

Third Quarter GAAP Quarterly Results

•
Revenue: In the third quarter of fiscal 2017, revenue was $38.7 billion, up 4.9 percent compared to the same quarter in the previous fiscal year, reflecting a 4.7 percent increase in Pharmaceutical Distribution Services revenue and a 10.6 percent increase in revenue within Other.

•
Gross Profit: Gross profit in the fiscal 2017 third quarter was $1.1 billion, a 2.5 percent decrease over the same period in the previous fiscal year, primarily due to a $121.0 million decrease in gains from antitrust litigation settlements and a decrease in gross profit in Pharmaceutical Distribution Services, offset in part by a reduction of LIFO expense, which was a credit of $24.7 million in the current year quarter versus a LIFO expense of $80.4 million in the prior year period, and an increase in gross profit in Other. The change in LIFO is driven by lower expected brand inflation and greater expected generic deflation for fiscal year 2017 in comparison to those expectations at June 30, 2016 for the prior fiscal year. Gross profit as a percentage of revenue was 2.79 percent, a decrease of 21 basis points from the prior year quarter.

•
Operating Expenses: In the third quarter of fiscal 2017, operating expenses were $909 million, compared to $579 million in the same period last fiscal year. Current year quarter operating expenses included $273 million for litigation settlements. Additionally, the prior year’s operating expenses included $84 million of Warrants income. Distribution, selling, and administrative expenses of $525 million increased slightly from the prior year period.

•
Operating Income: In the fiscal 2017 third quarter, operating income was $170 million versus $529 million in the prior year period. The decline in operating income was primarily driven by the increase in operating expenses, as described above.

•	Interest Expense, Net: In the fiscal 2017 third quarter, net interest expense of $36 million was up 1.3 percent versus the prior year quarter.

•
Tax Rate: The effective tax rate for the third quarter of fiscal 2017 was 62.2 percent versus 29.6 percent in the prior year third quarter. Our tax rate was negatively impacted primarily due to non-deductible litigation settlement charges of $273 million.

•
Diluted Earnings Per Share: Diluted earnings per share was down 85.2 percent to $0.23 in the third quarter of fiscal year 2017 compared to $1.55 in the previous fiscal year’s third quarter, driven primarily by the decrease in net income.

•
Diluted Shares Outstanding: Diluted weighted average shares outstanding for the third quarter of fiscal year 2017 were 221.9 million, a 1.3 percent decline versus the prior fiscal year third quarter due to share repurchases, net of stock option exercises.

Definition of Adjusted (Non-GAAP) Results

The comments below compare adjusted results, which exclude:

•	Warrants expense / income;

•	Gain from antitrust litigation settlements;

•	LIFO expense / credit;

•	Acquisition-related intangibles amortization;

•	Employee severance, litigation, and other expenses; and a

•	Pension settlement.

In addition, we previously issued $600 million of 1.15 percent senior notes that were repaid in May 2017 to fund our initial special share repurchase program. The interest expense incurred relating to this borrowing has been excluded from the Non-GAAP presentation. AmerisourceBergen also calculated its adjusted diluted earnings per share for each period in fiscal year 2016 using an adjusted diluted weighted average share count.

Third Quarter Adjusted (Non-GAAP) Results

•
Revenue: In the third quarter of fiscal 2017, revenue was $38.7 billion, up 4.9 percent compared to the same quarter in the previous fiscal year, reflecting a 4.7 percent increase in Pharmaceutical Distribution Services revenue and a 10.6 percent increase in revenue within Other.

•
Adjusted Gross Profit: Gross profit in the fiscal 2017 third quarter was $1.1 billion, which was slightly down when compared to the same period in the previous year. A decrease in gross profit in Pharmaceutical Distribution Services was largely offset by an increase in gross profit in Other. Gross profit as a percentage of revenue was 2.73 percent, a decrease of 16 basis points from the prior year quarter.

•
Adjusted Operating Expenses: In the third quarter of fiscal 2017, operating expenses were $584 million, an increase of 2.1 percent compared to the same period in the last fiscal year. Operating expenses as a percentage of revenue in the fiscal 2017 third quarter were 1.51 percent, compared to 1.55 percent for the same period in the previous fiscal year.

•
Adjusted Operating Income: In the fiscal 2017 third quarter, operating income of $471 million was down 4.9 percent versus the prior year period, driven equally by the $12 million decline in gross profit and the $12 million increase in operating expenses. Operating income as a percentage of revenue decreased 12 basis points to 1.22 percent in the fiscal 2017 third quarter compared to the previous fiscal year’s third quarter.

•	Adjusted Interest Expense, Net: In the fiscal 2017 third quarter, net interest expense of $35 million was up 4.7 percent versus the prior year quarter.

•
Adjusted Tax Rate: The effective tax rate for the third quarter of fiscal 2017 was 27.0 percent, down from 32.8 percent in the previous fiscal year’s third quarter. Our tax rate declined primarily due to a greater than anticipated benefit from share-based compensation resulting from a high number of stock options exercised and certain discrete items including $10 million related to prior fiscal years.

•
Adjusted Diluted Earnings Per Share: Diluted earnings per share was up 4.4 percent to $1.43 in the third quarter of fiscal year 2017 compared to $1.37 in the previous fiscal year’s third quarter, driven primarily by the lower tax rate and a lower number of adjusted diluted shares outstanding.

•
Adjusted Diluted Shares Outstanding: Diluted weighted average shares outstanding for the third quarter of fiscal year 2017 were 221.9 million, a 2.9 percent decline versus the prior fiscal year third quarter due to share repurchases, net of stock option exercises.

Segment Discussion

The Pharmaceutical Distribution Services reportable segment includes both AmerisourceBergen Drug Corporation (ABDC) and AmerisourceBergen Specialty Group (ABSG). In June 2017, AmerisourceBergen announced its intention to combine the ABDC and ABSG operating segments into a single operating segment. The Company expects this combination to be substantially completed by September 30, 2017. Other consists of operating segments that focus on global commercialization services and animal health and includes AmerisourceBergen Consulting Services (ABCS), World Courier, and MWI Animal Health (MWI).

Pharmaceutical Distribution Services Segment

Pharmaceutical Distribution Services revenue was $37.0 billion, an increase of 4.7 percent compared to the same quarter in the prior fiscal year. ABDC revenue increased 4.5 percent, due primarily to organic sales growth. ABSG revenue increased 10.3 percent - its 14th consecutive quarter of revenue growth of 10 percent or more - driven by overall strong performance, especially in the sale of oncology products, and increased sales in the Company’s third-party logistics business. Intrasegment revenues between ABDC and ABSG have been eliminated in the presentation of total Pharmaceutical Distribution Services revenue. Total intrasegment revenue was $2.5 billion and $2.0 billion in the quarters ended June 30, 2017 and 2016, respectively.

Segment operating income of $377 million in the June quarter of fiscal 2017 was down 8.7 percent compared to the same period in the previous fiscal year primarily due to the decline in segment gross profit, which was impacted by lower price appreciation and a prior year customer contract renewal effective July 1, 2016 at less favorable terms.

Other

Revenue in Other was $1.7 billion in the third quarter of fiscal 2017, an increase of 10.6 percent compared to the same period in the prior fiscal year as business unit revenue increased at MWI and ABCS. Operating income in Other increased 14.8 percent to $95 million in the third quarter of fiscal 2017. This increase was primarily driven by performance at ABCS and World Courier.

Recent Company Highlights & Milestones

•
Announced a new organizational structure designed to further align the AmerisourceBergen operating model, unique portfolio of services and overall organization to the evolving customer needs in the healthcare industry in a more seamless and unified way, while supporting corporate strategy and accelerating growth.

•
Made significant progress in advancing our customer experience and operational efficiency programs and capabilities, including the full unveiling and roll out of our innovative ABC Order platform, announced that a comprehensive DIR fee estimator tool is now available to independent customers and formally opened a new distribution center in Seattle.

•
Continued to successfully execute our specialty product growth strategy with both distribution services to key specialty pharmacy accounts as well as commercialization services to manufacturer partners. As the established and growing leader in the space, AmerisourceBergen provided consulting services to support more than 70 percent of the new specialty product launches so far this calendar year.

•
Hosted ThoughtSpot, the annual Good Neighbor Pharmacy conference and trade show event for independent community pharmacies. Approximately 5,000 attending pharmacists received practical and clinical education to help diversify their revenue streams and optimize their core business. Sessions at the meeting included a keynote speech by former Speaker of the U.S. House of Representatives, John Boehner, and an Advocacy in Action panel featuring Representative Doug Collins of Georgia and National Community Pharmacists Association (NCPA) CEO Doug Hoey, where the discussion focused on the current state of affairs in independent pharmacy and important issues like Provider Status and DIR Transparency.

Fiscal Year 2017 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2017 Expectations on an Adjusted (Non-GAAP) Basis

Based upon the Company’s performance in the first three quarters of fiscal year 2017 as well as the Company’s assessment of the current market and sector landscape, AmerisourceBergen has updated its fiscal year 2017 financial guidance. The Company now expects:

•	Revenue growth in the range of approximately 5 percent, compared to the previous assumption of 5.5 percent to 6.5 percent; and

•	Adjusted diluted earnings per share to be in the range of $5.82 to $5.92, compared to the previous range of $5.77 to $5.92.

These expectations, as well as the other assumptions below, do not include any potential benefit from new business from pending transactions at any of the Company’s large customers and exclude the same items discussed above in adjusted results.

Additional assumptions now include:

•	Adjusted operating income to be approximately flat, compared to the previous assumption of flat to up 2 percent;

•	Adjusted effective tax rate of approximately 31 percent, compared to the previous assumption of approximately 32 percent; and

•	Free cash flow to be approximately $750 million to $1 billion.

AmerisourceBergen also continues to operate under the following working assumptions regarding the pharmaceutical market and its fiscal 2017 expectations:

•	Brand drug inflation in the range of 7 percent to 9 percent;

•	Generic drug deflation in the range of -7 percent to -9 percent;

•	Contributions from new generic launches similar to the prior year; and

•	No significant contributions from biosimilars.

All other previously communicated aspects of the Company’s fiscal year 2017 financial guidance and assumptions remain the same.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on August 3, 2017. A slide presentation for investors has also been posted on the Investors page of the AmerisourceBergen website at www.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•Tim G. Guttman, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (612) 288-0340. No access code is required. The live call will also be webcast via the Company’s website at www.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on www.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for 30 days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (800) 475-6701. From outside the U.S., dial (320) 365-3844. The access code for the replay is 426711.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conference in the coming months:

•	Morgan Stanley 15th Annual Global Healthcare Conference, September 11-13, New York.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen provides pharmaceutical products, value-driving services and business solutions that improve access to care. Tens of thousands of healthcare providers, veterinary practices and livestock producers trust us as their partner in the pharmaceutical supply chain. Global manufacturers depend on us for services that drive commercial success for their products. Through our daily work—and powered by our 20,000 associates—we are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #11 on the Fortune 500, with more than $145 billion in annual revenue. The company is headquartered in Valley Forge, Pa. and has a presence in 50+ countries. Learn more at amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "will," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and change in circumstances. These statements are not guarantees of future performance and are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in pharmaceutical market growth rates; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; changes to the customer or supplier mix; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms; the disruption of the Company's cash flow and ability to return value to its stockholders in accordance with its past practices; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including with respect to the pharmaceutical distribution agreement and/or the global sourcing arrangement; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel and pharmaceutical compounding; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; prosecution or suit by federal, state and other governmental entities of alleged violations of laws and regulations regarding controlled substances, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs, including the litigation reserves recorded in connection with agreements in principle reached with the USAO-EDNY and the USAO-SDNY; material adverse resolution of pending legal proceedings; declining reimbursement rates for pharmaceuticals; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, including the integration of PharMEDium, or the inability to capture all of the anticipated synergies related thereto; regulatory action in connection with the production, labeling or packaging of products compounded by our compounded sterile preparations (CSP) business; declining economic conditions in the United States and abroad; financial market volatility and disruption; the loss, bankruptcy or insolvency of a major supplier; interest rate and foreign currency exchange rate fluctuations; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws and economic sanctions and import laws and regulations; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; changes in tax laws or legislative initiatives that could adversely affect the Company's tax positions and/or the Company's tax liabilities or adverse resolution of challenges to the Company's tax positions; natural disasters or other unexpected events that affect the Company’s operations; the impairment of goodwill or other intangible assets, resulting in a charge to earnings; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2017	% of Revenue	Three Months Ended June 30, 2016	% of Revenue	% Change

Revenue	$38,707,144		$36,881,680		4.9%

Cost of goods sold	37,627,269		35,773,817		5.2%

Gross profit [1]	1,079,875	2.79%	1,107,863	3.00%	(2.5)%

Operating expenses:
Distribution, selling, and administrative	525,463	1.36%	516,438	1.40%	1.7%
Depreciation and amortization	99,519	0.26%	94,268	0.26%	5.6%
Warrants	—		(83,704)
Employee severance, litigation, and other [2]	284,517		52,234
Total operating expenses	909,499	2.35%	579,236	1.57%	57.0%

Operating income	170,376	0.44%	528,627	1.43%	(67.8)%

Other loss (income)	1,398		(2,158)

Interest expense, net	35,603		35,153		1.3%

Income before income taxes	133,375	0.34%	495,632	1.34%	(73.1)%

Income tax expense	83,023		146,477		(43.3)%

Net income	$50,352	0.13%	$349,155	0.95%	(85.6)%

Earnings per share:
Basic	$0.23		$1.62		(85.8)%
Diluted	$0.23		$1.55		(85.2)%

Weighted average common shares outstanding:
Basic	218,676		215,688		1.4%
Diluted	221,873		224,802		(1.3)%
 ________________________________________

1       Includes a $24.7 million LIFO credit in the three months ended June 30, 2017. Includes an $80.4 million LIFO expense and a $121.0 million gain from antitrust litigation settlements in the three months ended June 30, 2016.

2     Includes $273.4 million for litigation settlements, $9.6 million of costs primarily related to facility closures and certain acquisition-related integration costs, and $1.5 million of deal-related transaction costs in the three months ended June 30, 2017. Includes $34.6 million of employee severance and other costs, a $17.1 million charge related to the transfer of surplus assets from the Company's settled salaried defined benefit pension plan to its defined contribution 401(k) plan, and $0.5 million of deal-related transaction costs in the three months ended June 30, 2016.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2017	% of Revenue	Nine Months Ended June 30, 2016	% of Revenue	% Change

Revenue	$114,023,811		$109,289,083		4.3%

Cost of goods sold	110,649,829		106,141,012		4.2%

Gross profit [1]	3,373,982	2.96%	3,148,071	2.88%	7.2%

Operating expenses:
Distribution, selling, and administrative	1,567,853	1.38%	1,560,981	1.43%	0.4%
Depreciation and amortization	293,268	0.26%	270,066	0.25%	8.6%
Warrants	—		(120,275)
Employee severance, litigation, and other [2]	317,517		88,719
Pension settlement	—		47,607
Total operating expenses	2,178,638	1.91%	1,847,098	1.69%	17.9%

Operating income	1,195,344	1.05%	1,300,973	1.19%	(8.1)%

Other income	(3,958)		(3,224)

Interest expense, net	109,874		104,860		4.8%

Income before income taxes	1,089,428	0.96%	1,199,337	1.10%	(9.2)%

Income tax expense (benefit)	380,357		(82,907)

Net income	$709,071	0.62%	$1,282,244	1.17%	(44.7)%

Earnings per share:
Basic	$3.25		$6.11		(46.8)%
Diluted	$3.20		$5.68		(43.7)%

Weighted average common shares outstanding:
Basic	218,336		209,898		4.0%
Diluted	221,698		225,646		(1.7)%
 ________________________________________

1      Includes an $82.9 million LIFO credit and a $1.4 million gain from antitrust litigation settlements in the nine months ended June 30, 2017. Includes a $274.3 million LIFO expense and a $133.8 million gain from antitrust litigation settlements in the nine months ended June 30, 2016.

2     Includes $289.4 million for litigation settlements, $21.8 million of costs primarily related to facility closures and certain acquisition-related integration costs, and $6.4 million of deal-related transaction costs in the nine months ended June 30, 2017. Includes $40.2 million of employee severance and other costs, $18.3 million of deal-related transaction costs (primarily related to professional fees with respect to the PharMEDium acquisition), a $17.1 million charge related to the transfer of surplus assets from the Company's settled salaried defined benefit pension plan to its defined contribution 401(k) plan, and $13.0 million of costs related to customer contract extensions (primarily related to the settlement of certain disputed items) in the nine months ended June 30, 2016.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2017
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings Per Share

GAAP	$1,079,875	$909,499	$170,376	$35,603	$133,375	$83,023	$50,352	$0.23

Warrants expense [1]	—	—	—	(1,049)	1,049	184	865	—

Gain from antitrust litigation settlements	—	—	—	—	—	55	(55)	—

LIFO credit	(24,723)	—	(24,723)	—	(24,723)	(6,009)	(18,714)	(0.08)

Acquisition-related intangibles amortization	—	(40,946)	40,946	—	41,041	10,758	30,283	0.14

Employee severance, litigation, and other [2]	—	(284,517)	284,517	—	284,517	29,556	254,961	1.15

Adjusted Non-GAAP	$1,055,152	$584,036	$471,116	$34,554	$435,259	$117,567	$317,692	$1.43	[3]

Adjusted Non-GAAP % changes vs. prior year quarter	(1.1)%	2.1%	(4.9)%	4.7%	(6.3)%	(22.8)%	1.8%	4.4%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.79%	2.73%
Operating expenses	2.35%	1.51%
Operating income	0.44%	1.22%
 ________________________________________

[1]
In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes that were repaid in May 2017. The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

2 Includes $273.4 million for litigation settlements with no corresponding income tax benefit.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2016
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings Per Share

GAAP	$1,107,863	$579,236	$528,627	$35,153	$495,632	$146,477	$349,155	$1.55

Warrants income [1]	—	83,704	(83,704)	(2,155)	(81,549)	(29,709)	(51,840)	(0.25)

Gain from antitrust litigation settlements	(120,960)	—	(120,960)	—	(120,960)	(47,979)	(72,981)	(0.32)

LIFO expense	80,364	—	80,364	—	80,364	40,618	39,746	0.17

Acquisition-related intangibles amortization	—	(38,681)	38,681	—	38,767	18,484	20,283	0.09

Employee severance, litigation, and other	—	(52,234)	52,234	—	52,234	22,177	30,057	0.13

Pension settlement	—	—	—	—	—	2,243	(2,243)	(0.01)

Adjusted Non-GAAP	$1,067,267	$572,025	$495,242	$32,998	$464,488	$152,311	$312,177	$1.37	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	3.00%	2.89%
Operating expenses	1.57%	1.55%
Operating income	1.43%	1.34%

________________________________________

[1]
In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes that were repaid in May 2017. The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

[2]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2017
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax Expense	Net Income	Diluted Earnings Per Share

GAAP	$3,373,982	$2,178,638	$1,195,344	$109,874	$1,089,428	$380,357	$709,071	$3.20

Warrants expense [1]	—	—	—	(5,358)	5,358	1,792	3,566	0.02

Gain from antitrust litigation settlements	(1,395)	—	(1,395)	—	(1,395)	(466)	(929)	—

LIFO credit	(82,919)	—	(82,919)	—	(82,919)	(27,735)	(55,184)	(0.25)

Acquisition-related intangibles amortization	—	(117,234)	117,234	—	117,515	39,307	78,208	0.35

Employee severance, litigation, and other [2]	—	(317,517)	317,517	—	317,517	41,876	275,641	1.24

Adjusted Non-GAAP	$3,289,668	$1,743,887	$1,545,781	$104,516	$1,445,504	$435,131	$1,010,373	$4.56

Adjusted Non-GAAP % changes vs. prior year period	—%	1.2%	(1.3)%	6.2%	(1.7)%	(9.8)%	2.2%	5.8%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.96%	2.89%
Operating expenses	1.91%	1.53%
Operating income	1.05%	1.36%
 ________________________________________

[1]
In connection with the fiscal 2014 special $650 million share repurchase program, which was established to mitigate the dilutive effect of the Warrants, the Company issued $600 million of 1.15% senior notes that were repaid in May 2017. The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

[2]	Includes $289.4 million for litigation settlements with no corresponding income tax benefit.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2016
	Gross Profit	Operating Expenses	Operating Income	Interest Expense, Net	Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income	Diluted Earnings Per Share

GAAP	$3,148,071	$1,847,098	$1,300,973	$104,860	$1,199,337	$(82,907)	$1,282,244	$5.68

Warrants income [1]	—	120,275	(120,275)	(6,464)	(113,811)	414,273	(528,084)	(2.39)

Gain from antitrust litigation settlements	(133,758)	—	(133,758)	—	(133,758)	(52,389)	(81,369)	(0.36)

LIFO expense	274,305	—	274,305	—	274,305	107,438	166,867	0.73

Acquisition-related intangibles amortization	—	(108,611)	108,611	—	108,801	42,614	66,187	0.29

Employee severance, litigation, and other	—	(88,719)	88,719	—	88,719	34,748	53,971	0.24

Pension settlement	—	(47,607)	47,607	—	47,607	18,646	28,961	0.13

Adjusted Non-GAAP	$3,288,618	$1,722,436	$1,566,182	$98,396	$1,471,200	$482,423	$988,777	$4.31	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP

Gross profit	2.88%	3.01%
Operating expenses	1.69%	1.58%
Operating income	1.19%	1.43%

________________________________________

[1]
The Company received a private letter ruling from the Internal Revenue Service in November 2015, which entitled it to an income tax deduction equal to the fair value of the Warrants on the date of exercise. As a result, the Company recognized a tax benefit adjustment of approximately $456 million, which represented the estimated tax deduction for the increase in the fair value of the Warrants from the issuance date through September 30, 2015. In connection with the fiscal 2014 special $650 million share repurchase program, the Company issued $600 million of 1.15% senior notes that were repaid in May 2017.  The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

[2]	The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
RECONCILIATION OF DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (GAAP TO NON-GAAP)
(In thousands)
(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016

Basic shares outstanding	218,676	215,688	218,336	209,898

Stock option, restricted stock, and restricted stock unit dilution	3,197	3,042	3,362	3,440

Warrants dilution	—	6,072	—	12,308

GAAP diluted shares outstanding	221,873	224,802	221,698	225,646

Warrants dilution [1]	—	(6,072)	—	(12,308)

Shares repurchased under special share repurchase programs, net of shares reissued [1]	—	9,849	—	15,926

Non-GAAP diluted shares outstanding	221,873	228,579	221,698	229,264
 ________________________________________

[1]
For the non-GAAP presentation, diluted weighted average common shares outstanding for the three and nine months ended June 30, 2016 have been adjusted to exclude the impact of the unexercised Warrants and the net shares repurchased under special share repurchase programs, which were established to mitigate the dilutive effect of the Warrants.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,
Revenue	2017	2016	% Change
Pharmaceutical Distribution Services	$37,032,709	$35,373,725	4.7%
Other	1,743,954	1,576,368	10.6%
Intersegment eliminations	(69,519)	(68,413)	1.6%

Revenue	$38,707,144	$36,881,680	4.9%

	Three Months Ended June 30,
Operating income	2017	2016	% Change
Pharmaceutical Distribution Services	$376,632	$412,731	(8.7)%
Other	94,682	82,511	14.8%
Intersegment eliminations	(198)	—
Total segment operating income	471,116	495,242	(4.9)%

Gain from antitrust litigation settlements	—	120,960
LIFO credit (expense)	24,723	(80,364)
Acquisition-related intangibles amortization	(40,946)	(38,681)
Warrants income	—	83,704
Employee severance, litigation, and other	(284,517)	(52,234)

Operating income	$170,376	$528,627

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.05%	2.25%
Operating expenses	1.03%	1.08%
Operating income	1.02%	1.17%

Other
Gross profit	16.98%	17.31%
Operating expenses	11.55%	12.07%
Operating income	5.43%	5.23%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.79%	3.00%
Operating expenses	2.35%	1.57%
Operating income	0.44%	1.43%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	2.73%	2.89%
Operating expenses	1.51%	1.55%
Operating income	1.22%	1.34%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Nine Months Ended June 30,
Revenue	2017	2016	% Change
Pharmaceutical Distribution Services	$109,127,631	$104,734,137	4.2%
Other	5,103,745	4,753,988	7.4%
Intersegment eliminations	(207,565)	(199,042)	4.3%

Revenue	$114,023,811	$109,289,083	4.3%

	Nine Months Ended June 30,
Operating income	2017	2016	% Change
Pharmaceutical Distribution Services	$1,232,899	$1,294,150	(4.7)%
Other	313,094	272,032	15.1%
Intersegment eliminations	(212)	—
Total segment operating income	1,545,781	1,566,182	(1.3)%

Gain from antitrust litigation settlements	1,395	133,758
LIFO credit (expense)	82,919	(274,305)
Acquisition-related intangibles amortization	(117,234)	(108,611)
Warrants income	—	120,275
Employee severance, litigation, and other	(317,517)	(88,719)
Pension settlement	—	(47,607)

Operating income	$1,195,344	$1,300,973

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.18%	2.34%
Operating expenses	1.05%	1.10%
Operating income	1.13%	1.24%

Other
Gross profit	17.76%	17.67%
Operating expenses	11.63%	11.95%
Operating income	6.13%	5.72%

AmerisourceBergen Corporation (GAAP)
Gross profit	2.96%	2.88%
Operating expenses	1.91%	1.69%
Operating income	1.05%	1.19%

AmerisourceBergen Corporation (Non-GAAP)
Gross profit	2.89%	3.01%
Operating expenses	1.53%	1.58%
Operating income	1.36%	1.43%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP
Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	September 30,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$1,311,467	$2,741,832
Accounts receivable, net	10,553,258	9,175,876
Merchandise inventories	11,669,529	10,723,920
Prepaid expenses and other	142,970	210,219
Total current assets	23,677,224	22,851,847

Property and equipment, net	1,749,914	1,530,682
Goodwill and other intangible assets	8,913,978	8,959,346
Other long-term assets	312,894	295,626

Total assets	$34,654,010	$33,637,501

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$24,804,544	$23,926,320
Other current liabilities	946,532	1,354,049
Total current liabilities	25,751,076	25,280,369

Long-term debt	3,429,074	3,576,493

Other long-term liabilities	2,920,346	2,651,235

Stockholders’ equity	2,553,514	2,129,404

Total liabilities and stockholders’ equity	$34,654,010	$33,637,501

 AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended June 30,
	2017	2016

Operating Activities:
Net income	$709,071	$1,282,244
Adjustments to reconcile net income to net cash provided by operating activities [1]	522,765	331,037
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(1,419,099)	(705,462)
Merchandise inventories	(829,903)	(949,887)
Accounts payable	876,977	1,776,565
Other	263,873	89,479
Net cash provided by operating activities	123,684	1,823,976

Investing Activities:
Capital expenditures	(371,428)	(310,178)
Cost of acquired companies, net of cash acquired	(61,633)	(2,731,356)
Net proceeds from sales of investments in available-for-sale securities	21,373	60,693
Other	5,122	(40,220)
Net cash used in investing activities	(406,566)	(3,021,061)

Financing Activities:
Net (repayments) borrowings	(757,252)	914,822
Purchases of common stock [2]	(229,928)	(1,023,149)
Exercises of warrants	—	1,168,891
Exercises of stock options	94,325	73,356
Cash dividends on common stock	(240,168)	(215,070)
Other	(14,460)	(24,005)
Net cash (used in) provided by financing activities	(1,147,483)	894,845

Decrease in cash and cash equivalents	(1,430,365)	(302,240)

Cash and cash equivalents at beginning of period	2,741,832	2,167,442

Cash and cash equivalents at end of period	$1,311,467	$1,865,202

________________________________________

[1]
Adjustments include a LIFO credit of $82.9 million in the nine months ended June 30, 2017 and a LIFO expense of $274.3 million and non-cash Warrants income of $120.3 million in the nine months ended June 30, 2016.

[2]	Includes purchases made under special share repurchase programs totaling $820.0 million that cash settled in the nine months ended June 30, 2016.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures: (i) adjusted gross profit; (ii) adjusted operating expenses; (iii) adjusted operating income; (iv) adjusted interest expense, net; (v) adjusted net income; (vi) adjusted tax rate; (vii) adjusted diluted earnings per share; and (viii) adjusted diluted shares outstanding. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance as such items are outside the control of the Company or due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature. We have included the following non-GAAP earnings-related financial measures in this release:

•
Adjusted gross profit: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements and LIFO expense/credit because the Company cannot control the amounts recognized or timing of these items. Management believes that this non-GAAP financial measure is useful to investors because it provides a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of class action lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense/credit is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•
Adjusted operating expenses: Adjusted operating expenses is a non-GAAP financial measure that excludes Warrants expense/income, acquisition-related intangibles amortization, employee severance, litigation, and other expenses, and a pension settlement charge. The Warrants expense/income related to changes in the fair value of warrants, which we issued in March 2013 (the “Warrants”) to wholly-owned subsidiaries of Walgreens Boot Alliance, Inc., prior to their exercise in fiscal 2016. We believe that this adjustment was useful to investors because the Warrants did not relate to the Company’s ongoing business performance. In addition, Warrants expense/income is a non-cash item, and the Company did not control and could not predict the change in the fair value of the Warrants prior to their exercise. The acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to non-recurring organizational restructuring. We exclude the amount of litigation settlements and other expenses that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance. We excluded the charge related to the settlement of benefits under our salaried defined benefit pension plan because this charge was unusual, non-recurring and non-cash in nature.

•
Adjusted operating income: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted interest expense, net: Adjusted interest expense is a non-GAAP financial measure that excludes the interest expense on our $600 million of 1.15% senior notes that were repaid in May 2017 (the “2017 Notes”). The 2017 Notes were issued to fund a special $650 million share repurchase program under which we purchased shares to reduce the dilution related to the Warrants. Management believes that this non-GAAP financial measure is useful to investors in evaluating the Company’s ongoing interest expense, net.

•
Adjusted net income: Adjusted net income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit, adjusted operating expenses, adjusted operating income, and adjusted interest expense, net. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•
Adjusted diluted earnings per share: Through fiscal 2016, we adjusted the number of diluted weighted average common shares outstanding in presenting adjusted diluted earnings per share to exclude the dilutive impact of the Warrants prior to their exercise and the shares purchased under our special share repurchase programs, net of the weighted average number of shares issued related to the exercises of the Warrants. Adjusted diluted earnings per share excludes the per share impact of adjustments including Warrants expense/income, and the related interest expense incurred in connection with the 2017 Notes; gain from antitrust litigation settlements; LIFO expense/credit; acquisition-related intangibles amortization; employee severance, litigation, and other; and the charge related to a pension settlement; in each case net of the tax effect calculated using the applicable effective tax rate for those items. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

In addition, the Company has provided non-GAAP fiscal year 2017 diluted earnings per share, operating expense, operating income, income tax rate, and free cash flow guidance. We have defined the non-GAAP financial measure of free cash flow as net cash provided by operating activities minus capital expenditures. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense/credit is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Keri P. Mattox
Vice President, Corporate & Investor Relations
610-576-7801
kmattox@amerisourcebergen.com

Bennett S. Murphy
Director, Corporate & Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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